Exhibit 99.1

Eyenovia Announces Development Collaboration Agreement with Formosa Pharmaceuticals

Collaboration will combine Eyenovia’s Optejet® dispensing technology with Formosa’s APNT™ nanoparticle formulation platform for the potential development of new topical therapeutics in high-value ophthalmic indications with significant unmet medical needs.

NEW YORK— February 15, 2023—Eyenovia, Inc. (NASDAQ: EYEN), a pre-commercial ophthalmic technology company developing the Optejet® delivery system for use both in connection with its own drug-device therapeutic programs for mydriasis, presbyopia and pediatric progressive myopia as well as out-licensing for additional indications, today announced that the company has entered into a development collaboration agreement with Taiwan-based Formosa Pharmaceuticals, Inc. (6838.TWO). The agreement seeks to combine Eyenovia’s Optejet® dispensing technology with Formosa’s unique APNT™ nanoparticle formulation platform for the potential development of new topical ophthalmic therapeutics that employ the Optejet® dispenser.

Formosa’s proprietary and innovative APNT™ platform reduces an active pharmaceutical ingredient’s particle size with high uniformity and purity, thereby allowing penetration to relevant compartments in the eye, and ultimately enhancing bioavailability. This reduction in ingredient size may also expand the universe of existing and future drugs that could benefit from delivery using the Optejet®.

“We have assembled a large and growing body of evidence demonstrating the many benefits of Optejet®, including improved patient compliance and the achievement of therapeutic doses of medication with far less stress on the ocular surface than other forms of administration, such as standard eye drops,” stated Michael Rowe, Chief Executive Officer of Eyenovia. “Through this development collaboration, we not only gain access to Formosa’s proven ophthalmic formulation expertise for further development using Optejet®, but also its APNT™ formulation technology which opens up several new and large market indications for potential expansion of our own development pipeline. We look forward to a long and mutually beneficial partnership.”

“Ophthalmology represents a core focus of our company and a significant part of our long-term growth plan,” stated Erick Co, Chief Executive Officer of Formosa Pharmaceuticals. “With Eyenovia’s novel Optejet® dispensing platform, we believe we can access a broad new range of potential uses for both existing and newly developed ophthalmic compounds. We are excited about the possibilities and look forward to launching this collaboration as quickly as possible.”

Both companies intend to collaborate on testing formulations and engaging in discussions with the Food and Drug Administration (FDA), with the goal of executing a Development and Commercialization Agreement under which the companies would work to develop new drugs leveraging APNT™ formulations in the Optejet® dispenser. Additional information may be found at eyenovia.com/formosa.

About Optejet® and Microdose Array Print (MAP™) Therapeutics

Eyenovia's Optejet® microdose formulation and delivery platform for ocular therapeutics uses high-precision piezo-print technology to deliver ~8 μL of drug, consistent with the capacity of the tear film of the eye. We estimate the volume of ophthalmic solution administered with the Optejet® is less than 20% of that delivered using conventional eyedroppers, thus reducing overdosing and exposure to drug and preservatives. Eyenovia's patented microfluidic ejection technology is designed for fast and gentle ocular surface delivery. Successful use of the Optejet® has been demonstrated more than 85% of the time after basic training in a variety of clinical settings compared to 40 – 50% historically seen with conventional eyedroppers. Additionally, its smart electronics and mobile e-health technology are designed to track and enhance patient compliance.

About Formosa Pharmaceuticals, Inc.

Formosa Pharmaceuticals, Inc. (6838.TWO) is a clinical stage biotechnology company focused primarily in the areas of ophthalmology and oncology. The company’s proprietary nanoparticle formulation technology (APNT™) improves the dissolution and bioavailability of active pharmaceutical ingredients (APIs) for topical, oral, and inhaler administration of therapeutics. Formosa’s lead program, APP13007, a novel nanosuspension derived through APNT™ for the treatment of inflammation and pain following ocular surgery, successfully completed Phase 3 trials and will be submitted to the FDA later this year for approval. For more information about APNT™ and Formosa Pharmaceuticals, visit www.formosapharma.com.

About Eyenovia, Inc.

Eyenovia, Inc. (NASDAQ: EYEN) is an ophthalmic pharmaceutical technology company developing a pipeline of microdose array print (MAPTM) therapeutics. Eyenovia is currently focused on the late-stage development of microdosed medications for mydriasis, presbyopia and myopia progression. For more information, visit Eyenovia.com.

The Eyenovia Corporate Information slide deck may be found at ir.eyenovia.com/events-and-presentations.

Forward-Looking Statements

Except for historical information, all the statements, expectations and assumptions contained in this presentation are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions, including estimated market opportunities for our product candidates and platform technology. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and in some cases are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the U.S. Securities and Exchange Commission.

In addition, such statements could be affected by risks and uncertainties related to, among other things: risks of our clinical trials, including, but not limited to, the costs, design, initiation and enrollment, timing, progress and results of such trials; the timing of, and our ability to submit applications for, obtaining and maintaining regulatory approvals for our product candidates; the potential advantages of our product candidates and platform technology; the rate and degree of market acceptance and clinical utility of our product candidates; our estimates regarding the potential market opportunity for our product candidates; reliance on third parties to develop and commercialize our product candidates; the ability of us and our partners to timely develop, implement and maintain manufacturing, commercialization and marketing capabilities and strategies for our product candidates; intellectual property risks; changes in legal, regulatory, legislative and geopolitical environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products; and our competitive position.

Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, Eyenovia does not undertake any obligation to update any forward-looking statements.

Eyenovia Contact:
Eyenovia, Inc.
John Gandolfo
Chief Financial Officer
jgandolfo@eyenovia.com

Eyenovia Investor Contact:
Eric Ribner
LifeSci Advisors, LLC
eric@lifesciadvisors.com
(646) 751-4363

Eyenovia Media Contact:
Eyenovia, Inc.

Norbert Lowe

Vice President, Commercial Operations

nlowe@eyenovia.com